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                            USAir, Inc.
                            Exhibit 99
                   Airline Operating Statistics 1)
                                   Three Months Ended March 31,
                                  ------------------------------
                                                        Increase
                                   1995       1994     (Decrease)
                                   ----       ----      --------
Revenue passengers (thousands) *  13,767      13,028      5.7 %

Total revenue passenger miles
  ("RPMs") (millions)              9,191       8,511      8.0 %

Revenue passenger miles
  (millions) *                     9,079       8,390      8.2 %

Total available seat miles
  ("ASMs") (millions)             15,334      14,347      6.9 %

Available seat miles
  (millions) *                    15,206      14,214      7.0 %

Passenger load factor 2) *          59.7 %      59.0 %    0.7 pts

Breakeven load factor 3) 4)         64.0 %      66.7 %   (2.7)pts

Passenger revenue per ASM *         9.78 c     10.04 c   (2.6)%

Total revenue per ASM 4)           10.75 c     10.98 c   (2.1)%

Cost per ASM 4)                    11.08 c     11.92 c   (7.0)%

Yield (revenue per RPM) *          16.37 c     17.02 c   (3.8)%

Cost of fuel per gallon 5)         52.06 c     54.51 c   (4.5)%

Gallons of fuel consumed
  (millions)                         299         285      4.9 %

*  = denotes scheduled service only.
c  = cents

1)   Statistics include free frequent travelers and the related miles flown.
2)   Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).
3)   Breakeven load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.
4)   Financial statistics exclude revenue and expense generated under the British Airways wet lease arrangement.
5)   Cost includes the base cost of fuel and transportation charges.
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